Item 77.C     Matters submitted to a vote of security holders

SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of the American AAdvantage Balanced Fund (the "Fund") was held on October 17, 2001. The following matters were voted on at the meeting:

(1) Approved an amendment to the Management Agreement between the American AAdvantage Funds and AMR Investments ("AMR") to allow AMR to serve as an investment adviser for a portion of the fixed income assets of the Fund and to receive a fee for such service.

FOR                 AGAINST            ABSTAIN         NON-VOTING
55,205,680.423      24,085.174         23,492.049      2,591,734.173


(2) The shareholders of the Fund authorized the American AAdvantage Funds to vote at a special meeting of the Balanced Portfolio (the "Portfolio") of the AMR Investment Services Trust to approve an amendment to the Management Agreement between the AMR Investment Services Trust and AMR to allow AMR to serve as an investment adviser for a portion of the fixed income assets of the Portfolio and to receive a fee for such service.

FOR                 AGAINST            ABSTAIN         NON-VOTING
55,205,680.423      24,085.174         23,492.049      2,591,734.173